Exhibit 99.1

                                     BYLAWS
                                       OF
                       FIRST NIAGARA FINANCIAL GROUP, INC

                         ARTICLE II - BOARD OF DIRECTORS

     Section 12. Directors' Age Limitation and Directors Emeriti. Unless otherwise approved by a 2/3 vote of the Board of Directors, no person shall be eligible for initial election as a Director who is sixty-five (65) years of age or more. The office of a director shall become vacant on the last day of the month in which such director reaches his or her seventieth (70th) birthday.

                            ARTICLE III - COMMITTEES

     Section 4. The Governance/Nominating Committee. The Governance/Nominating Committee shall consist of not less than three (3) members of the Board of Directors, all of whom shall be Independent Directors and one of whom shall be the Chairman of the Board. The Committee members shall be elected at the annual meeting of the Board of Directors, or in the case of the filling of a vacancy (such vacancy, in every case to be filled by an existing Independent Director) at any regular or special meeting of the Board of Directors. The Governance/Nominating Committee shall have authority to establish guidelines for Board composition, research and present to the Board qualified candidates for election to the Board, review expiring terms of Board members and make appropriate recommendations for re-election, evaluate the effectiveness of the Board, Board committees and Board meetings, and periodically review the Board's governance guidelines.

     Section 5. The Audit Committee. The Audit Committee shall consist of four or more Directors, all of whom shall be Independent Directors of the Company or its affiliates, who shall be elected to the Audit Committee at the annual meeting of the Board of Directors, or in the case of the filling of a vacancy (such vacancy, in every case to be filled by an existing Independent Director) at any regular or special meeting of the Board of Directors. The Audit Committee shall assist the Board of Directors in fulfilling its obligation to oversee the appropriateness of accounting policies and the Company's procedures and controls. In performing its functions, the Audit Committee shall utilize the expertise of the Company's Internal Audit Department under the direction of the Internal Auditor. The Audit Committee shall hold formal meetings with the Internal Auditor on a quarterly basis.

     Section 6. The Compensation Committee. The Compensation Committee shall consist of three or more Directors, all of whom shall be Independent Directors of the Company or its affiliates, who shall be elected to the Compensation Committee at the annual meeting of the Board of Directors, or in the case of the filling of a vacancy (such vacancy in every case to be filled by an existing Independent Director) at any regular or special meeting of the Board of Directors. The Compensation Committee shall meet as needed and shall review, administer and approve Director and executive compensation programs, benefits and other related matters.

     Section 7. Miscellaneous. For purposes of Article III of these Bylaws, the term "Independent Director" shall mean a director who is determined by the Board of Directors to be independent under the Nasdaq corporate governance listing standards and the Company's Governance Guidelines. In addition to the foregoing, for purposes of service on the Audit Committee, the term "Independent Director" shall also encompass the standard of independence set forth in Securities and Exchange Commission Rule 10A-3.